Underlying supplement No. 8 To prospectus dated October 10, 2006 and prospectus supplement dated November 13, 2006	Registration Statement No. 333-137902 dated October 10, 2006 Securities Act of 1933, Rule 424(b)(2)

Deutsche Bank AG

Securities Linked to an Index Basket

Deutsche Bank AG may from time to time offer and sell certain securities linked to an index basket (collectively, the “Securities”) as part of our Global Notes Program, Series A. This underlying supplement describes some of the potential indices included in the basket to which the Securities may be linked, as well as related matter concerning the relationship, if any, between Deutsche Bank AG and the sponsors or publishers of each index. Additional specific terms of any Securities that we offer, including any additions or changes to the terms specified in the product supplement relating to your Securities or the descriptions of the indices contained in this underlying supplement, will be described in a separate free writing prospectus, term sheet or pricing supplement, which we refer to as a “pricing supplement.” If there is any inconsistency between the terms described in the relevant pricing supplement and those described in this underlying supplement or in the accompanying prospectus, prospectus supplement or product supplement, the terms described in the relevant pricing supplement will be controlling.

This underlying supplement describes only select indices which may be included in the basket to which the Securities may be linked. We do not guarantee that we will offer Securities linked to a basket containing any of the indices described in this underlying supplement. In addition, we may in the future offer Securities linked to a basket containing an index that is not described in this underlying supplement. In such an event, we will describe any such additional index in the relevant pricing supplement.

Issuer: Deutsche Bank AG, London Branch.

Underlying Indices: the Russian Depositary Receipts Index and the CECE Composite Index.

Investing in the Securities involves a number of risks. See “Risk Factors” in the relevant product supplement and “Key Risks” in the relevant pricing supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this underlying supplement or the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

July 12, 2007

ADDITIONAL INFORMATION ABOUT THE SECURITIES

You should read this underlying supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006, relating to our Series A global notes, of which these Securities are a part, and any relevant product supplement and pricing supplement that we may file with the SEC from time to time, which contains a description of the terms of particular categories of Securities or the specific terms of your Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this underlying supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in the relevant product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UNDERLYING SUPPLEMENT SUMMARY

This underlying supplement describes some of the potential indices to which the Securities may be linked and the relationship, if any, between Deutsche Bank AG and the sponsors or publishers of each such index. If there is any inconsistency between the terms described in the relevant pricing supplement and those described in this underlying supplement, the terms described in the relevant pricing supplement will be controlling. Any relevant pricing supplement should also be read in connection with this underlying supplement, the relevant product supplement and the accompanying prospectus and prospectus supplement.

In this underlying supplement, when we refer to the “Securities,” we mean certain Securities that may be offered by Deutsche Bank AG from time to time linked to an index basket. Also, references to the “accompanying prospectus” and “prospectus supplement” mean, respectively, the accompanying prospectus, dated October 10, 2006, of Deutsche Bank AG and the prospectus supplement, dated November 13, 2006, of Deutsche Bank AG, and references to “relevant product supplement” refer to the relevant product supplement that we may file from time to time relating to the particular category of your Securities. References to the “relevant pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Securities.

Specific Terms Will Be Described in Relevant Pricing Supplements

The relevant product supplement describes some of the general terms that apply to each category of Securities and the general manner in which they may be offered. Deutsche Bank AG may also prepare one or more pricing supplements that describe particular issuances of Securities. The specific terms for your Securities will be described in the relevant pricing supplement, including any additions or changes to the terms specified in the relevant product supplement or the descriptions of the indices set forth in this underlying supplement. Any relevant pricing supplement, including any free writing prospectus, should be read in connection with this underlying supplement, the relevant product supplement and the accompanying prospectus and prospectus supplement.

Licenses

Unless otherwise specified in the relevant pricing supplement, Deutsche Bank AG has contracted with the sponsor or publisher of each index included in the basket to which your Securities may be linked for the rights to use such index and certain associated trademarks or service marks for such index. Deutsche Bank AG generally obtains these licenses either on an individual basis for a particular offering of Securities or for a term of years. Although Deutsche Bank AG anticipates that it will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

UNDERLYING INDICES

The Russian Depositary Receipts Index

The Russian Depository Receipts Index (the “RDX”) is calculated, maintained and published by Wiener Börse AG. We have derived all information contained in this underlying supplement regarding the RDX, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Wiener Börse AG. We make no representation or warranty as to the accuracy or completeness of such information.

The RDX comprises and is intended to reflect the movement of the most actively traded depositary receipts listed on the London Stock Exchange of blue chip stocks on the Russian stock market. The RDX is calculated both in US dollars and in euro. The relevant pricing supplement will specify whether the Securities are linked to the RDX calculated in US dollars or in euro.

RDX Composition and Maintenance

The RDX is a capitalization-weighted price index whose starting value was set to 1,000 points on October 8, 1997. All resolutions on periodical adjustments and changes to the composition of the RDX are taken by the RDX Committee which is composed of representatives of Wiener Börse AG, members of Wiener Börse AG, financial institutions that issue financial products on the RDX, academic consultants and local market experts. The RDX Committee considers the following selection criteria when evaluating depositary receipts for inclusion in the RDX: liquidity of the depositary receipts, market capitalization and significance of the underlying stocks, price availability of the depositary receipts, sector representativeness, market interest and exchange listing. Market capitalization and liquidity are the most important criteria. Thus, depositary receipts with a high capitalization but low liquidity (in percentage of the total equity trading volume) may be disregarded by the RDX Committee. Only depositary receipts on ordinary shares of companies which have their seat in Russia are eligible for inclusion but depositary receipts on stocks that have special rights attached, national privatization units, investment fund shares and similar investment forms set up as stock corporations are not eligible for inclusion.

The number of depositary receipts that may be included in the RDX is not explicitly limited. As of July 4, 2007, the RDX comprised 12 depositary receipts.

Weighting of the Depositary Receipts

The weighting of each depositary receipt included in the RDX is determined on the basis of its weighted market capitalization (number of stocks multiplied by the current price of the depositary receipts on the London Stock Exchange and the conversion factor for the depositary receipts) multiplied by the corresponding weighting factors. The number of shares used as a basis for the weighting of the individual stocks corresponds to the number of shares declared deliverable on the Russian Trading System.

For each depositary receipt included in the RDX, the weighting factors are the free float factor and the representation factor corresponding to such depositary receipt. Free float factors can assume four values: 0.25, 0.5, 0.75 or 1.0 and the value that just exceeds the free float is used in order to prevent stocks with a high market capitalization and low free float from having a disproportionate influence on the RDX and also to prevent manipulation. The free float factors are determined by Wiener Börse AG and adjusted on a quarterly basis. The representation factor can assume a value between 0.01 and 1.00 and is used to insure that a constituent of the RDX does not exceed the maximum index capitalization of 25% on certain cut-off days. The representation factor is immediately reviewed in the event of an operational adjustment (e.g., the immediate inclusion of a newly listed stock or the exclusion of an RDX constituent) that significantly changes the percentage accounted for by the RDX constituent with the highest weighting.

Index Calculation

The RDX is calculated in US dollars according to the following equation:

The RDX is calculated in euro according to the following equation:

Calculation Period and Dissemination of the RDX

The RDX is calculated both in US dollars and in euro between 9.00 and 17:00 hrs CET every day that is a trading day for depositary receipts on the London Stock Exchange regardless of whether trading takes place in the underlying stocks on the local exchange. In the event of an exchange holiday in Austria (where Wiener Börse AG is located) and an open market in London, the RDX is calculated. Index values of the RDX are disseminated by Wiener Börse AG through all major data vendors, daily e-mail service and on the internet at www.wienerborse.at or www.indices.cc (information contained in these websites is not incorporated by reference in, and should not be considered a part of, this underlying supplement).

Quarterly and Bi-Annual Reviews

The calculation parameters of the RDX are reviewed on a quarterly basis at the beginning of each March, June, September and December. Quarterly reviews cover the determination of the number of shares issued for a stock contained in the RDX, the definitions of the free float factors, the definitions of the representation factors and the determination of the effective date of the changes adopted. Generally, changes are executed after trading closes on the last trading day in the RDX products in the months of March, June, September and December.

Trading volume and market capitalization, the two most important selection criteria for inclusion in the RDX, are examined during bi-annual reviews of index composition. Any changes resulting from a bi-annual review to the composition of the RDX are executed after trading closes on the last trading day in the RDX products in the months of March and September.

Operational Adjustments

Operational adjustments are implemented as necessary after certain corporate actions such as capital increases, stock splits and reverse stock splits of RDX constituents. Adjustments are carried out so as not to change the index level and are generally implemented on the same day the changes to the affected constituents take place. In the event of a trading suspension of an RDX constituent lasting more than five days, those members of the RDX Committee which form the RDX Emergency Committee are authorized to decide on a further course of action with respect to the suspended RDX constituent. In the event of a delisting of an RDX constituent, the delisted constituent is removed from the RDX on the day it is delisted. Similarly, in the case of a bankruptcy of an RDX constituent, the constituent is removed with the last traded stock price or at zero. The RDX Committee decides on a replacement constituent at its next meeting.

License Agreement with Wiener Börse AG

The RDX was developed and is real-time calculated and published by Wiener Börse AG. The abbreviation of the index is protected by copyright law as a trademark. The RDX index description, rules and composition are available online on www.indices.cc, the index portal of Wiener Börse AG. Information contained in the index portal of Wiener Börse AG is not incorporated by reference herein.

Wiener Börse AG does not guarantee the accuracy and/or the completeness of the RDX or any data included therein and Wiener Börse AG shall have no liability for any errors, omissions, or interruptions therein.

A non-exclusive authorization to use the RDX in conjunction with financial products was granted upon the conclusion of a license agreement between Deutsche Bank AG and Wiener

Börse AG. The RDX is determined, composed and calculated by Wiener Börse AG without regard to Deutsche Bank AG or the Securities. Wiener Börse AG reserves the right to change the methods of index calculation or publication, to cease the calculation or publication of the RDX or to change the RDX trademarks or cease the use thereof.

The Securities are not in any way sponsored, endorsed, sold or promoted by Wiener Börse AG. Wiener Börse AG makes no warranty or representation whatsoever, express or implied, as to results to be obtained by Deutsche Bank AG, investors in the Securities, or any other person or entity from the use of the RDX or any data included therein. Without limiting any of the foregoing, in no event shall Wiener Börse AG have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

Discontinuation of the RDX; Alteration of Method of Calculation

If Wiener Börse AG discontinues publication of the RDX and Wiener Börse AG or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued RDX (such index being referred to herein as an “RDX successor index”), then any RDX closing level will be determined by reference to the level of such RDX successor index at the close of trading on the relevant exchange or market for the RDX successor index on the Final Valuation Date or other relevant date.

Upon any selection by the calculation agent of an RDX successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If Wiener Börse AG discontinues publication of the RDX prior to, and such discontinuance is continuing on, the Final Valuation Date or other relevant date, and the calculation agent determines, in its sole discretion, that no RDX successor index is available at such time or the calculation agent has previously selected an RDX successor index and publication of such RDX successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date or other relevant date, then the calculation agent will determine the RDX closing level for such date. The RDX closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the RDX or RDX successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the RDX or RDX successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the RDX or RDX successor index, as applicable, on the relevant exchange may adversely affect the value of the Securities.

If at any time the method of calculating the RDX or an RDX successor index, or the level thereof, is changed in a material respect, or if the RDX or an RDX successor index is in any other way modified so that the RDX or such RDX successor index does not, in the opinion of the calculation agent, fairly represent the level of the RDX or such RDX successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the RDX closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the RDX or such RDX successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the RDX closing level with reference to the RDX or such RDX successor index, as adjusted. Accordingly, if the method of calculating the RDX or an RDX successor index is modified so that the level of the RDX or such RDX successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the RDX or such RDX successor index), then the calculation agent will adjust the RDX or such RDX successor index in order to arrive at a level of the RDX or such RDX successor index as if there had been no such modification (e.g., as if such split had not occurred).

The CECE Composite Index

The CECE Composite Index is a capitalization-weighted index for the Central and Eastern Europe region consisting of all shares included in the Czech Traded Index (the “CTX”), the Hungarian Traded Index (the “HTX”) and the Polish Traded Index (the “PTX”) (the CTX, HTX and PTX together with the CECE Composite Index, the “CECE Indices”). The CECE Composite Index provides information on the movements of the CTX, HTX and PTX and is calculated every day on which at least one of the Czech, Hungarian or Polish stock markets is open for trading, even if such day is an exchange holiday in Austria. The CECE Composite Index is calculated both in US dollars and in euro. The relevant pricing supplement will specify whether the Securities are linked to the CECE Composite Index calculated in US dollars or in euro.

The CECE Indices are calculated, maintained and published by Wiener Börse AG. We have derived all information contained in this underlying supplement regarding the CECE Indices including, without limitation, the make-up, method of calculation and changes in the components of such indices, from publicly available information. Such information reflects the policies of, and is subject to change by, Wiener Börse AG. We make no representation or warranty as to the accuracy or completeness of such information.

Stock Selection Criteria

The number of stocks comprising the CECE Composite Index is not explicitly limited. Only actively traded blue chip stocks of the Czech, Hungarian and Polish stock markets are included in the CECE Indices. Criteria for the selection of stocks include: market capitalization, liquidity, availability of prices, sector representativeness and market interest. The most important criteria are market capitalization and liquidity. Shares with high capitalization but low liquidity (as a percentage of the total equity trading volume reported by the local exchange) may be disregarded by the CECE Committee (comprised of representatives and members of Wiener Börse AG, financial institutions that issue financial products on the CECE Indices, academic consultants and local market experts). Generally, only the stocks listed in the most actively traded market segments are considered for inclusion in the CECE Indices.

Eligible Shares

Only the ordinary tradable shares of companies listed on the local exchanges (Prague for CTX, Budapest for HTX and Warsaw for PTX) are included in the CECE Indices. Different series of shares of a company are treated as different shares although generally only one stock issued by a company is included in the CECE Indices. Shares with special rights attached, national privatization units, investments fund shares and similar investment forms set up as stock corporations are not eligible for inclusion in the CECE Indices.

Weighting of the Shares

Market Capitalization. The weighting of each share in the CECE Indices is determined on the basis of its weighted market capitalization (number of shares per stock contained in the index multiplied by the current stock price) multiplied by the weighted factors. The number of shares used for weighting the individual stocks corresponds to the number of shares declared deliverable on the respective local exchange. The relevant information is checked by the Index Management Team (the team responsible for the ongoing operations of the CECE Indices) and the CECE Committee at regular intervals.

Weighting Factors. The weighting factors are:

(1)

Free float factor—the free float factor can assume four values: 0.25, 0.5, 0.75 or 1. The value that just exceeds the determined free float is used. This is designed to prevent stocks with high market capitalization and low free float from having a disproportionate influence on the CECE Indices as well as to prevent manipulation. The free float factor is determined by Wiener Börse AG and adjusted on a quarterly basis by the Index Management Team based on information disclosed regarding participating interests in exchange-listed companies, which is made available by the respective marketplace, securities registry office or data vendor, or by the company itself.

(2)

Representation factor—the purpose of the representation factor is to guarantee that an index member in the CTX, HTX or PTX does not exceed the maximum index capitalization of 25% on certain cut-off days. The representation factor may be valued between 0.01 and 1 and is rounded off to two decimal points. The representation factors of the country indices also apply to the CECE Composite Index, with the weighting of individual shares in the CECE Composite Index not being permitted to exceed 20%. In the event that an index member on one of the quarterly cut-off dates reaches a weighting in the CECE Composite Index of over 20%, then this representation factor would have to be defined for the CECE Composite Index in such manner that the 20% threshold is not exceeded. Representation factors are reviewed by the Index Management Team on a quarterly basis and are immediately reviewed in the event of an operational adjustment to the CECE Indices (e.g., the immediate inclusion of a newly listed stock or the exclusion of an index stock) that significantly changes the percentage accounted for by the index member with the highest weighting.

Share Information Used for Calculating the CECE Indices

The stock price data used for calculation of the CECE Indices are the prices in local currency from the local exchanges received by Wiener Börse AG from Reuters. The sources of the stock prices are: the Prague Stock Exchange for the CTX, the Budapest Stock Exchange for the HTX, and the Warsaw Stock Exchange for the PTX. If trading on a local exchange is suspended in one of the index stocks, the last stock price data received from Reuters by Wiener Börse AG is used in the calculation of the applicable CECE Index. Should no stock prices be determined for one of the index stocks, or if Wiener Börse AG does not receive the updated price data for a stock in the course of a trading day, the applicable CECE Index is calculated on the basis of the last stock price data received by Wiener Börse AG from Reuters.

Index Calculation

The CECE Composite Index is calculated on the basis of the following formula in euro, composed in part of the formulas for calculating the capitalization of the CTX, HTX and PTX in the respective local currency:

The calculation of the CECE Composite Index in US dollars is accomplished by applying this formula analogously.

Periodical Review and Adjustments

All resolutions on periodical adjustments and changes to the composition of the CECE Indices (e.g., inclusion of new stocks, exclusion of stocks, changes to the free float factor, adjustments to the number of listed stocks) are taken by the CECE Committee and are implemented by the CECE Index Management Team. The calculation parameters are reviewed on a quarterly basis.

In addition, corporate actions including capital increases and stock splits may necessitate operational adjustments carried out so that such corporate actions do not affect the levels of the CECE Indices. In the event of trading suspensions lasting for more than five days of any of the stocks included in the CECE Indices, the voting members of the CECE Committee will decide what action, if any, should be taken. If any stock included in the CECE Indices is delisted, such stock is excluded from the applicable CECE Indices on the day as of which it is delisted.

CECE Watchlists

CECE Watchlists serve as a basis for the inclusion and exclusion of stocks and are used for the periodic review of the composition of the CECE Indices. The companies listed on local exchanges are monitored on an ongoing basis and the CECE Watchlists are published on a quarterly basis. A CECE Watchlist is maintained for each country and a share that is on the Watchlist of a country is automatically put on the Watchlist for the CECE Composite Index. The three most actively traded stocks in the preceding period that are not among the stocks already included in the CECE Indices are included in the appropriate CECE Watchlists. Such stocks are selected on the basis of the total trading volumes reported by the local exchanges. New issues and privatized companies can be placed on the appropriate CECE Watchlists by the Index Management Team or by the CECE Committee and a stock can also be placed on the CECE Watchlist for exclusion from the CECE Indices. The decision to include or exclude a stock is taken on the basis criteria such as low liquidity or insufficient market capitalization.

License Agreement with Wiener Börse AG

The CECE Composite Index was developed and is real-time calculated and published by Wiener Börse AG. The names “Czech Traded Index,” “Hungarian Traded Index,” “Polish Traded Index,” “CECE Composite Index” and the abbreviations “CTX,” “HTX,” “PTX” and “CECE” are protected by copyright law. The descriptions, rules and composition of the CECE Indices are available online on www.indices.cc—the index portal of Wiener Börse AG. Information contained in the index portal of Wiener Börse AG is not incorporated by reference herein.

Wiener Börse AG does not guarantee the accuracy and/or the completeness of the CECE Composite Index or any data included therein and Wiener Börse AG shall have no liability for any errors, omissions, or interruptions therein.

A non-exclusive authorization to use the CECE Composite Index in conjunction with financial products was granted upon the conclusion of a license agreement between Deutsche Bank AG and Wiener Börse AG. The CECE Composite Index is determined, composed and calculated by Wiener Börse AG without regard to Deutsche Bank AG or the Securities. Wiener Börse AG reserves the right to change the methods of index calculation or publication, to cease the calculation or publication of the CECE Composite Index or to change the CECE Composite Index trademarks or cease the use thereof.

The Securities are not in any way sponsored, endorsed, sold or promoted by Wiener Börse AG. Wiener Börse AG makes no warranty or representation whatsoever, express or implied, as to results to be obtained by Deutsche Bank AG, investors in the Securities, or any other person or entity from the use of the CECE Composite Index or any data included therein. Without limiting any of the foregoing, in no event shall Wiener Börse AG have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

Discontinuation of the CECE Composite Index; Alteration of Method of Calculation

If Wiener Börse AG discontinues publication of the CECE Composite Index and Wiener Börse AG or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued CECE Composite Index (such index being referred to herein as a “CECE successor index”), then any CECE Composite Index closing level will be determined by reference to the level of such CECE successor index at the close of trading on the relevant exchange or market for the CECE successor index on the Final Valuation Date or other relevant date.

Upon any selection by the calculation agent of a CECE successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If Wiener Börse AG discontinues publication of the CECE Composite Index prior to, and such discontinuance is continuing on, the Final Valuation Date or other relevant date, and the calculation agent determines, in its sole discretion, that no CECE successor index is available at such time or the calculation agent has previously selected a CECE successor index and publication of such CECE successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date or other relevant date, then the calculation agent will determine the CECE Composite Index closing level for such date. The CECE Composite Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the CECE Composite Index or CECE successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the CECE Composite Index or CECE successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the CECE Composite Index or CECE successor index, as applicable, on the relevant exchange may adversely affect the value of the Securities.

If at any time the method of calculating the CECE Composite Index or a CECE successor index, or the level thereof, is changed in a material respect, or if the CECE Composite Index or a CECE successor index is in any other way modified so that the CECE Composite Index or such CECE successor index does not, in the opinion of the calculation agent, fairly represent the level of the CECE Composite Index or such CECE successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the CECE Composite Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the CECE Composite Index or such CECE successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the CECE Composite Index closing level with reference to the CECE Composite Index or such CECE successor index, as adjusted. Accordingly, if the method of calculating the CECE Composite Index or a CECE successor index is modified so that the level of the CECE Composite Index or such CECE successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the CECE Composite Index or such CECE successor index), then the calculation agent will adjust the CECE Composite Index or such CECE successor index in order to arrive at a level of the CECE Composite Index or such CECE successor index as if there had been no such modification (e.g., as if such split had not occurred).